Exhibit 99.1

CIMG Inc. Subsidiary Shortlisted as Supplier Candidate for Guangzhou Bank Equipment Procurement with a Total Benchmark Bid Amount of Approximately US$15.95 Million

BEIJING, Dec. 22, 2025 /PRNewswire/ -- CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technologies and marketing networks to enhance its business partners’ sales growth and commercial value, today announced that its subsidiary, Beijing Xinmiao Shidai Technology Development Co., Ltd. (“Xinmiao Shidai”), participated in Bank of Guangzhou Co., Ltd.’s (“Guangzhou Bank”) 2025 server procurement tender and has been shortlisted as a candidate supplier with a total benchmark bid amount of approximately US$15.95 million (tax-inclusive). On December 10, 2025, Xinmiao Shidai entered into a Framework Agreement for Shortlisted Equipment Suppliers (the “Agreement”) with Guangzhou Bank, formally establishing a partnership.

Under the Agreement, Xinmiao Shidai will offer CPU servers, hard disks, and solid-state drives manufactured by Inspur Group Co., Ltd. The Agreement is valid for two years. During this period, Guangzhou Bank will, based on demand, carry out price inquiries or invite bids among the shortlisted suppliers in batches, and determine the winning supplier in accordance with its procurement policies before executing the corresponding supply contracts.

About CIMG

CIMG is a business group specializing in digital health and sales development, with a cryptocurrency-focused strategy. The Company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive business growth, helping clients maximize user growth and enhance brand management value. The Company’s current client portfolio includes brands such as Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There can be no assurance that the Company and the counterparty will enter into a supply contract. The Company encourages you to review other factors that may affect its future results in the Company’s Annual Reports on Form 10-K and its other filings with the Securities and Exchange Commission.

For more information, please contact:

CIMG Inc.

+ 852 70106695

http://www.ccmg.tech

ir@ccmg.tech